UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Brookdale Senior Living Inc.

(Name of Registrant as Specified In Its Charter)

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Below is the Company’s press release and corresponding letter to shareholders published on May 29, 2025 in connection with its 2025 Annual Meeting of Stockholders, which will be held on July 11, 2025:

Brookdale Showcases the Strength and Effectiveness of Current Board of Directors

Refreshed Board Overseeing Successful Execution of Company’s Strategy

Ortelius’ Candidates Bring No Additive Experience or Insights

Urges Shareholders to Vote “FOR” ONLY Brookdale’s Eight Highly Qualified and Experienced Director

Nominees on the BLUE Proxy Card

NASHVILLE, Tenn., May 29, 2025 — Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) today announced that it has mailed a letter to Brookdale shareholders in connection with its 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on July 11, 2025.

The letter highlights Brookdale’s refreshed and well-rounded Board, composed of eight highly-qualified director nominees, each of whom bring the expertise and skills necessary to deliver positive financial and operational performance and drive enhanced shareholder value. As described in the letter, the nominees proposed by Pangaea Ventures, L.P., a fund managed by Ortelius Advisors, L.P. (“Ortelius”), stand in stark contrast, lacking track records of value creation or relevant expertise that could add value to the Brookdale Board.

The Board urges shareholders to protect the value of their investment and vote on the BLUE proxy card today “FOR” ONLY Brookdale’s eight nominees.

The full text of the letter to shareholders follows and can also be found at VoteBrookdaleBLUE.com.

Dear Fellow Shareholder,

At this year’s Annual Meeting of Stockholders, Ortelius Advisors, L.P. (“Ortelius”), who beneficially owns just 1% of Brookdale’s shares, is seeking to take control of your Board by replacing six of Brookdale’s eight highly qualified directors.

To enhance value for all Brookdale shareholders, the Brookdale Board is overseeing the execution of a clear strategy, conducting a search process for the Company’s next CEO, and has significantly refreshed your Board’s composition. In contrast, Ortelius is trying to seize control of the Brookdale Board with nominees whose skills are not additive or relevant and is proposing strategic actions, the majority of which Brookdale already has implemented. We believe that electing the Ortelius nominees would undermine the substantial progress we have made and put your investment at significant risk.

The Board is committed to advancing the Company’s strategy and believes that replacing any of Brookdale’s director nominees at this pivotal time for the Company would significantly impair our success and ability to identify a new CEO and create value for all shareholders.

We urge you to vote “FOR” ONLY Brookdale’s eight highly qualified director nominees on the BLUE proxy card.

Your Board is Refreshed and Relevant;

Best-Practice Corporate Governance Standards Drive Greater Accountability to Shareholders

In the past year, Brookdale has added four new directors to its Board, with strong real estate, healthcare, operations, and senior housing experience: Joshua Hausman, Managing Partner at MHJ Capital Partners and former Managing Director at Onex Partners; Mark Fioravanti, President and CEO of Ryman Hospitality Properties, Inc.; Claudia Drayton, Former CFO of Quantum-Si, Inc. and Nuwellis, Inc.; and Elizabeth Mace, Former Chief Economist and Director of Research and Analytics at the National Investment Center for Seniors Housing & Care (“NIC”). Our Board composition reflects a thoughtful refreshment process, which includes identifying skillsets needed to support Brookdale’s business strategy. Our directors include operators, healthcare leaders, investors, and real estate professionals with the relevant expertise to exercise informed oversight of our strategy and real estate portfolio.

Ensuring best practices in corporate governance is a top priority for the Board. Our Board has annual elections of all directors, policies against hedging and pledging of securities, executive compensation that aligns with performance, fully independent Board standing committees, a majority vote standard for non-contested elections, regular director refreshment, no supermajority voting requirement to approve mergers, and no stockholder rights plan. In addition, the Board is actively reviewing governance enhancements related to director tenure and evaluating our performance-based long-term incentive awards program for executives, based on investor feedback.

Brookdale’s Current Board is Well-Rounded, Well-Qualified, and Experienced;

Ortelius’ Candidates Bring No Additive Experience

Brookdale’s Board is an agent for change for the benefit of all shareholders. Following the Annual Meeting, if Brookdale’s nominees are elected, the Board will be composed of eight highly qualified and engaged directors, seven of whom are independent, with an average tenure of less than four years.

Your Board Nominees:

Jordan Asher, MD, MS, Independent Director

Committees: Compensation and Nominating & Corporate Governance

Clinical & Executive Healthcare Leadership

Joined in 2020

•	20+ years of unique expertise in the evolving healthcare landscape developed through leading large national healthcare systems and both clinical training and executive leadership experience
•	Former EVP and Chief Clinical Officer of Sentara Health

Claudia Drayton, Independent Director

Committees: Audit (Chair) and Investment

Healthcare & Financial Expertise

Joined in 2024

•	20 years of operational and financial experience in healthcare and public company board experience developed through over two decades in leadership positions across the medical and biotech industries
•	Former CFO of Quantum-Si and Nuwellis
•	NACD Certified Director[1]

Mark Fioravanti, Independent Director

Hospitality & Real Estate Visionary

Joined in 2025

•	25 years of executive-level leadership in hospitality with significant real estate, sales, marketing, and public company board expertise
•	President & CEO of Ryman Hospitality Properties, Inc.

Victoria Freed, Independent Director

Committees: Compensation and Nominating & Corporate Governance (Chair)

Expertise in Sales, Customer Service & Marketing

Joined in 2019

•	25+ years of executive leadership and award-winning expertise in sales, revenue management, customer service, and marketing within the hospitality industry
•	SVP of Sales, Trade Support, and Service of Royal Caribbean International

Josh Hausman, Independent Director

Healthcare Investor & Capital Markets Expertise

Joined in 2025

•	20+ years of investment experience within the healthcare industry, including facilities-based senior care and behavioral health companies, and expertise in capital markets and corporate finance
•	Former Managing Director of Onex Partners

Elizabeth Mace, Independent Director

Committees: Audit and Investment

Senior Housing & Real Estate Expert

Joined in 2024

•	Extensive knowledge in senior housing, real estate, and 30+ years in economics and broader market analysis
•	Former Chief Economist and Director of Research and Analytics of National Investment Center for Seniors Housing & Care (NIC)
•	NACD Certified Director[1]

Denise Warren, Chair and Interim CEO

Healthcare, Financial & Operations Leadership

Joined in 2018

•	30+ years of executive, operational, and financial experience across the healthcare industry with a track record of leadership excellence
•	Former EVP and COO of WakeMed Health & Hospitals
•	NACD Certified Director[1]

1 National Association of Corporate Directors Directorship Certified(TM)

Lee Wielansky, Independent Director

Committees: Audit and Investment (Chair)

Real Estate Investor Expertise

Joined in 2015

•	40+ years of real estate investment, management, and development experience as well as significant public board expertise
•	Chair & CEO of Opportunistic Equities
•	Former Chair and CEO of Midland Development Group, Inc.

We are confident that the expertise of Brookdale’s director nominees is superior to that of the Ortelius candidates. All eight of Brookdale’s highly qualified director nominees possess the relevant skills to further drive value creation. Their collective backgrounds reflect an appropriate balance of healthcare, finance, senior housing, hospitality, sales & marketing, and real estate experience, thoughtfully constructed to represent a range of critical and complementary skills.

In contrast, none of the Ortelius nominees have experience in critical areas such as healthcare (clinical), hospitality, or sales & marketing.

Steven Insoft

•	Serves on an advisory board of an affiliate to Ortelius, raising questions with respect to his independence from Ortelius
•	Experience limited to real estate investment trusts and real estate transactions, skillsets already present on the Board
•	No public company board experience
•	Experience primarily in the government-reimbursed skilled nursing industry, which represents only 2% of Brookdale’s business

Paula Poskon

•	Nominated by multiple activists in several other campaigns in recent years
•	Experience primarily focused on REITs, which is already well-represented on our current Board
•	No apparent experience in senior living or public company C-suite roles

Frank Small

•	Redundant private equity and real estate skillsets that already exist on Brookdale’s Board
•	Experience primarily in real estate investments and transactions
•	No apparent management or board experience in senior living
•	No public company board or C-suite experience

Ivona Smith

•	Expertise in restructurings and liquidation trusts, which are irrelevant and not needed at Brookdale
•	Repeatedly nominated by Ortelius in other activist campaigns – raises risk that her allegiance will be to Ortelius and not all shareholders
•	Currently serves as a director of two public companies and five private companies, raising concerns about her capacity to meaningfully contribute to the Brookdale Board

Steven Vick

•	Previously served as President & COO and a Director of Alterra Healthcare, but left shortly prior to its bankruptcy
•	No relevant public company experience in 20 years
•	Unclear track record during recent leadership roles at private companies

Lori Wittman

•	Non-operational experience in real estate focused largely on financial management
•	No operational experience in healthcare or senior living
•	Limited exposure to seniors housing through Finance and IR roles at REITs

We strongly believe it is in shareholders’ best interests to NOT bring Ortelius’ nominees or self-serving agenda into the boardroom. We believe that further Board change at this time will derail the Board’s progress and significantly impair the Board’s ability to identify a new CEO and continue executing our strategy at a critical time for the Company.

Ortelius Has Made Little Effort to Better Understand Brookdale’s Recent Improvements

or to Demonstrate Why Their Nominees Could Be Additive to the Board

Your Board has made multiple attempts to engage with Ortelius to avoid this proxy contest. Ortelius has shown little interest in working together constructively and refused to allow the Board to even interview any of its nominees. Rather than participating in mutual problem-solving with Brookdale, Ortelius has continued issuing public attacks and demands in pursuance of its misguided campaign to take control of your Company.

Ortelius apparently would rather ignore the actions Brookdale has taken to improve operating metrics and the successful execution of our key initiatives: improving operating performance, optimizing our real estate portfolio, reinvesting capital into our communities, reducing our leverage, and ensuring high-quality environments for our residents and associates. The results that we achieved in the first quarter of 2025 reflect that our actions are working and already driving shareholder value creation:

•	Positive Adjusted Free Cash Flow[2], which has typically been negative in the first quarter
•	Adjusted EBITDA[2] that exceeded internal expectations and consensus estimates
•	80% same community weighted average occupancy, which was sequentially flat and a key turning point towards positive cash flow generation
•	140 bps increase in consolidated weighted average occupancy YoY[3]
•	4.9% growth in consolidated RevPAR YoY, exceeding internal expectations
•	90 bps expansion in same community operating income margin YoY – delivering the highest same community operating income margin achievement in five years

2 See Non-GAAP Financial Measures below for further information

3 Year over Year

Ortelius’ Imprecise Comparisons and Convenient Omission

In criticizing the Company’s performance, Ortelius omits the most obvious public company comparison, Sonida Senior Living, Inc. (“Sonida”), which Brookdale has outperformed4. Sonida is the only other publicly traded senior living operating company in the U.S. Further, Sonida has a similar portfolio mix to Brookdale with asset categories across assisted living, independent living, and memory care. Sonida’s payor mix is also weighted towards private pay, which is similar to Brookdale. We believe it is telling that Ortelius makes no mention of Sonida in any of its communications to shareholders to date.

Instead, Ortelius compares Brookdale to Welltower Inc. (“Welltower”) and Ventas, Inc. (“Ventas”), which differ from Brookdale due to their size, scale, and product mix. Importantly, as highly diversified healthcare real estate investment trusts (REITs), Welltower and Ventas also own real estate in other areas of healthcare services and are materially larger companies than Brookdale. Shareholders should be aware that only portions of Welltower’s and Ventas’ portfolios are in senior housing. Notably, in the first quarter of 2025, Brookdale outperformed Welltower and Ventas in same community operating income growth and same community RevPAR growth on a sequential quarter basis.

Vote the BLUE Proxy Card TODAY “FOR” ONLY Brookdale’s Eight Nominees

The Brookdale Board is best suited to oversee and advance the Company’s strategy and initiatives, with the expertise and skills necessary to continue delivering positive financial and operational performance and driving enhanced shareholder value. Do not let Ortelius distract you from the progress the Board is making and jeopardize the long-term potential of your investment by replacing any of your highly qualified directors at this crucial time. Your Board has been open-minded and responsive to shareholder input. We do not believe the changes to the Board proposed by Ortelius are in the best interests of the Company or our shareholders.

Protect the value of your investment and vote the BLUE proxy card today “FOR” ONLY Brookdale’s highly qualified and experienced director nominees.

Thank you for your continued support.

Sincerely,

The Brookdale Board of Directors

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN

Whether or not you expect to attend the Annual Meeting, please promptly follow the easy instructions on your BLUE proxy card or BLUE voting instruction form to vote by phone, internet or by signing, dating, and returning the BLUE proxy card in the postage-paid envelope provided.

Please simply disregard any white proxy card you may receive from Ortelius.

[4]

Based on Brookdale and Sonida’s stock price performance over time as of 05/02/2025 (1.9% for 6-year, 5.1% for 3-year, -12.1% for 1-year and 30.8% YTD performance for Brookdale and -58.4% for 6-year, -21.5% for 3-year, -27.9% for 1-year and 4.3% YTD performance for Sonida)

If you have any questions or require assistance in voting your shares,

please call Brookdale’s proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

+ 1 (877) 750-5838 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

NON-GAAP FINANCIAL MEASURES

This communication mentions the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Reference to these non-GAAP financial measures is intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, legal, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

DEFINITIONS

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company’s communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company’s communities), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Operating Income is defined by the Company as resident fee revenue and other operating income less facility operating expense. Operating Income does not include general and administrative expense or depreciation and amortization.

Operating Income Margin is defined by the Company as Operating Income divided by resident fee revenue.

Same Community information reflects operating results and data of a consistent population of communities by excluding the impact of changes in the composition of the Company’s portfolio of communities. The operating results exclude natural disaster expense and related insurance recoveries. The Company defines its same community portfolio as communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition including through asset sales or lease terminations, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations.

Same Community Operating Income is defined by the Company as resident fee revenue less facility operating expense (excluding natural disaster expense and related insurance recoveries) for the Company’s Same Community portfolio. Same Community Operating Income does not include general and administrative expense or depreciation and amortization.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 647 communities across 41 states and the ability to serve approximately 58,000 residents as of March 31, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale’s stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube.

FORWARD-LOOKING STATEMENTS

Certain statements in this communication may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company’s intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “project,” “predict,” “continue,” “plan,” “target,” or other similar words or expressions, and include statements regarding the focus of the Board of Directors and management of the Company, the execution and advancement of the Company’s strategy, the Company’s ability to continue to successfully execute on key initiatives, deliver positive financial and operational performance and drive enhanced shareholder value. These forward-looking statements are based on certain assumptions and expectations, and the Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; failure to maintain the security and functionality of the Company’s information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company’s ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on the Company’s strategic priorities and their effect on its results; any resurgence or variants of the COVID-19 pandemic; limits on the Company’s ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; the risks associated with tariffs and the uncertain duration of trade conflicts; disruptions in the financial markets or decreases in the appraised values or performance of the Company’s communities that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the Company’s ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company’s debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company’s indebtedness and long-term leases on the Company’s liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company’s debt obligations; the Company’s ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company’s business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, tariffs, geopolitical tensions or conflicts, and uncertainty surrounding a new presidential administration, the impact of seasonal contagious illness or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including as a result of the current proxy contest and any potential change of control of the Company or the Board; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this communication. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this communication to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

CONTACTS

Investors

Jessica Hazel

VP Investor Relations

(615) 564-8104

Jessica.Hazel@brookdale.com

Media

media.relations@brookdale.com

Tim Lynch / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449